Exhibit 15.1

To the Board of Directors and Stockholders of Freeport-McMoRan Copper & Gold Inc.:

We are aware of the incorporation by reference in the Registration Statements of Freeport-McMoRan Copper & Gold Inc. on Form S-3 (File No. 333-179420), Form S-4 (File No. 333-190821) and Forms S-8 (File Nos. 333-85803, 333-105535, 333-115292, 333-136084, 333-141358, 333-147413, and 333-189047) of our report dated
November 6, 2013 relating to the unaudited condensed consolidated interim financial statements of Freeport-McMoRan Copper & Gold Inc. that is included in its Form 10-Q for the quarter ended September 30, 2013.

/s/ ERNST & YOUNG LLP

Phoenix, Arizona
November 6, 2013